Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of all Claims effective April 30, 2014 (the “Agreement”) is made and entered into by and between Convergys Corporation for itself and on behalf of its subsidiaries and related entities (collectively referred to as “CONVERGYS”) and Christine Timmins Barry (“EMPLOYEE”).

WHEREAS, EMPLOYEE has resigned her employment and effective April 30, 2014 (“Separation Date”), EMPLOYEE will cease to be employed by CONVERGYS; and

WHEREAS, the parties desire to resolve all issues related to EMPLOYEE’s employment and separation from employment with CONVERGYS;

NOW, THEREFORE, in consideration of the mutual promises in this Agreement, the parties agree and covenant as follows:

1. Separation Payment – Consideration. In exchange for the promises and releases of EMPLOYEE, CONVERGYS agrees to pay EMPLOYEE the following payments:

(A) $400,000 less applicable withholdings (which constitutes one year of base pay);

(B) $280,000 less applicable withholdings (which constitutes AIP bonus target for 2014); and

(C) A pro-rated AIP bonus for January 1, 2014 through April 30, 2014, less applicable withholdings and payable in the First Quarter of 2015, but in no event later than March 15, 2015.

Notwithstanding the immediately preceding sentence, no such payments will be made to EMPLOYEE unless the EMPLOYEE has signed and returned this Agreement to CONVERGYS and the Agreement has become effective and irrevocable in accordance with its terms, no later than the date that is fifty-five (55) calendar days following the Separation Date. The payments in 1(A) and 1(B) above shall be made on the first regular payroll date following the eighth day after the Separation Date and execution of this Agreement by all of the parties (unless it is revoked by EMPLOYEE as set forth herein).

Provided that EMPLOYEE timely elects COBRA coverage, CONVERGYS also will continue to permit EMPLOYEE to retain medical, vision, and dental coverage for EMPLOYEE and her spouse and child at CONVERGYS’ employee rates for a period of one year from the Separation Date.

Confidential and Proprietary

2014

YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY

BEFORE SIGNING THIS DOCUMENT.

EMPLOYEE acknowledges that such consideration is in exchange for EMPLOYEE’s separation and release and is not otherwise owed to EMPLOYEE.

On the date that the payments in 1(A) are made, CONVERGYS will also pay EMPLOYEE for any accrued but unpaid base salary or bonus and any submitted but unreimbursed reasonable business expenses entitled to reimbursement in accordance with CONVERGYS policies. CONVERGYS acknowledges that EMPLOYEE is entitled to these payments and benefits regardless of whether or not EMPLOYEE signs this Agreement.

2. Release and Affirmations. In consideration of the payment set forth in Section 1, EMPLOYEE, and EMPLOYEE’s heirs and estate, release CONVERGYS, and each of their stockholders, respective directors, employees, agents, representatives, successors, and assigns from any and all claims, liabilities, promises, agreements, and lawsuits (including claims for attorneys’ fees, costs, back pay, front pay, benefits, and punitive and compensatory damages) of any nature, including those:

(A) asserting individual liability and/or claims under the Company’s policies or benefit plans,

(B) arising from or related to EMPLOYEE’s employment with CONVERGYS and EMPLOYEE’s separation from employment, including any and all claims of race, color, sex, national origin, ancestry, religion, disability, age or other discrimination, harassment, or retaliation under the laws of the State of Ohio or any other state or district, Title VII of the Civil Rights Act of 1964, 42 USC Section 2000e (and sections following), the Employee Retirement Income Security Act, 29 USC Section 1001 (and sections following), the Reconstruction Era Civil Rights Act, 42 USC Section 1981 (and sections following), the Age Discrimination in Employment Act (“ADEA”), 29 USC Section 621 (and sections following), the Americans with Disabilities Act, 42 USC Section 12101 (and sections following), the Family and Medical Leave Act, 29 USC Section 2601 (and sections following), the Worker Adjustment and Retraining Notification Act, 29 USC Section 2100 (and sections following), the Sarbanes-Oxley Act, 15 USC Section 7201 (and sections following), the Occupational Safety and Health Act, 29 USC Section 651 (and sections following), and the amendments to such laws, as well as any related statute of any state or district, and/or,

(C) based on a theory of breach of contract, promissory estoppel, wrongful termination, personal injury, defamation, loss of consortium, distress, humiliation, loss of standing and prestige, public policy, or any other tort, whether such claims are known or unknown, which EMPLOYEE now has or claims to have against CONVERGYS for circumstances arising out of or connected with EMPLOYEE’s employment with CONVERGYS, EMPLOYEE’s separation, or any other event or circumstance occurring prior to the revocation date for this Agreement, and also including any claims that may depend upon the identity (whether known or unknown to EMPLOYEE) of CONVERGYS’ selection of anyone to perform some or all of the duties formerly performed by EMPLOYEE.

Confidential and Proprietary

EMPLOYEE agrees to immediately withdraw any lawsuit EMPLOYEE may have already filed against CONVERGYS, and agrees not to file any lawsuit against CONVERGYS in the future with respect to any claim released under this Agreement. EMPLOYEE waives any right to re-employment with CONVERGYS, and agrees that CONVERGYS may reject any application EMPLOYEE makes for re-employment without any liability.

EMPLOYEE affirms that EMPLOYEE has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which EMPLOYEE may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to EMPLOYEE, except as provided in this Agreement. EMPLOYEE further affirms that EMPLOYEE has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

Notwithstanding the foregoing, the waiver, release and promises specified above in this Section 2 shall not apply to: (i) any rights or claims that may arise after the date this Agreement becomes effective, (ii) any rights EMPLOYEE may have under Section 1 hereof, (iii) any obligation CONVERGYS has undertaken in this Agreement, (iv) any obligation CONVERGYS may otherwise have to indemnify EMPLOYEE for her acts within the course and scope of her employment with CONVERGYS pursuant to the articles and bylaws of CONVERGYS, any agreement with CONVERGYS, or applicable law; or (v) any benefits (other than a severance-type benefit), the right to which has accrued and vested, under the provisions of a benefit plan of CONVERGYS, including any vested pension or vested share benefit. Also excluded from this waiver and release are any claims which cannot be waived by law in a private agreement between employer and employee, including but not limited to, the right to enforce this Agreement and recover for any breach of it, rights under Ohio law, and the right to file a charge with or participate in an investigation conducted by the Equal Opportunity Commission or state or local fair employment practices agency or cooperate with any government investigation.

3. Confidentiality. EMPLOYEE acknowledges and agrees to the confidentiality obligations set forth below:

(A) EMPLOYEE acknowledges that in the course of employment with CONVERGYS, EMPLOYEE has been entrusted with or obtained access to information proprietary to CONVERGYS with respect to the following (the “Information”): the organization and the management of CONVERGYS; the names, addresses, buying habits and other special information regarding past, present, and potential customers, employees, and suppliers of CONVERGYS; customer and supplier contracts and transactions or price lists of CONVERGYS and suppliers; products, services, programs, and processes sold, licensed, or developed by CONVERGYS; technical data, plans, and specifications, present and/or future development projects of CONVERGYS; financial and/or marketing data respecting the conduct of the present or future phases of business of CONVERGYS; computer programs, systems, and/or software; ideas, inventions, trademarks, business information, know-how, processes, improvements, designs, redesigns, discoveries, and developments of CONVERGYS; customer requirements; requests for proposals; responses to requests for proposals; CONVERGYS sales and marketing materials and other information considered confidential by CONVERGYS, or customers or suppliers of CONVERGYS.

Confidential and Proprietary

EMPLOYEE agrees to continue to retain the Information in absolute confidence and not to disclose the Information to any person or organization, except persons within CONVERGYS who have a need to know. EMPLOYEE agrees that if, despite the representation set forth below in Section 4 that EMPLOYEE has returned all CONVERGYS property, EMPLOYEE discovers that EMPLOYEE has retained any Information in tangible form, including any copies, EMPLOYEE will inform CONVERGYS and return such Information.

(B) In consideration of the amounts to be paid EMPLOYEE pursuant to Section 1 above, EMPLOYEE agrees that it is reasonable and necessary for the protection of the goodwill and business of CONVERGYS that EMPLOYEE make the covenants contained in this Section 3, and that CONVERGYS will suffer irreparable injury if EMPLOYEE engages in conduct prohibited by this Section 3. EMPLOYEE represents that EMPLOYEE has thoroughly reviewed the terms of these covenants and acknowledges that, unless specifically noted, this Agreement does not supersede or extinguish EMPLOYEE’s preexisting confidentiality and other obligations to CONVERGYS.

(C) EMPLOYEE agrees not to disparage or act in any manner which may damage the business of CONVERGYS or which would adversely affect the goodwill, reputation, and business relationships of CONVERGYS with the public generally, or with any of its customers, suppliers, or employees. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings.

(D) EMPLOYEE expressly acknowledges that any breach or violation of any of the covenants made by EMPLOYEE in this Section 3 will cause immediate and irreparable injury to CONVERGYS and that in the event of a breach or threatened or intended breach of this Agreement by EMPLOYEE, CONVERGYS, in addition to all other legal and equitable remedies available to it, will be entitled to injunctions, both preliminary and temporary, and restraining orders, enjoining and restraining such breach or threatened or intended breach.

4. Return of CONVERGYS Property. EMPLOYEE certifies that as of the Separation Date, EMPLOYEE has delivered to CONVERGYS or caused to be delivered to CONVERGYS the following:

(A) all CONVERGYS equipment and property (cell phone, laptop, etc.) and all documents or other tangible materials (whether originals, copies, or abstracts, and including, without limitation, price lists, question guides, outstanding quotations, books, records, manuals, files, sales literature, training materials, calling or business cards, credit cards, customer lists or records, correspondence, computer printout documents, contracts, orders, messages, phone and address lists, memoranda, notes, work papers, agreements, drafts, invoices and receipts) which in any way relate to CONVERGYS’ or its affiliates’ business and were furnished to EMPLOYEE by CONVERGYS or its affiliates or were prepared, compiled, used, or acquired by EMPLOYEE while employed by CONVERGYS, excluding personal items paid for by EMPLOYEE;

Confidential and Proprietary

(B) all keys, combinations, badges and access codes to the premises, facilities, and equipment of CONVERGYS and/or its affiliates (including without limitation, the offices, desks, storage cabinets, safes, data processing systems, and communications equipment), whether furnished to EMPLOYEE by CONVERGYS or its affiliates. The above reference includes any personal property, equipment, or documents prepared, used, or acquired by EMPLOYEE with funds expended by CONVERGYS or its affiliates while EMPLOYEE was employed by CONVERGYS, excluding personal items paid for by EMPLOYEE; and

(C) all monies owed by EMPLOYEE to CONVERGYS for whatever reason.

5. Remedies. The parties expressly acknowledge that any breach or violation of any of the covenants and agreements made in this Agreement, will cause immediate and irreparable injury to the other party and that in the event of a breach or threatened or intended breach of this Agreement, the non-breaching party, in addition to all other legal and equitable remedies available to it, will be entitled to injunctions, both preliminary and temporary, and restraining orders, enjoining and restraining such breach or threatened or intended breach.

6. Nondisparagement. CONVERGYS agrees that the individuals holding the titles of Chief Executive Officer and Chief Financial Officer, as of the date hereof, will not, directly or indirectly, while employed by CONVERGYS make negative comments about EMPLOYEE or otherwise disparage EMPLOYEE in any manner that is likely to be harmful to EMPLOYEE’s business reputation or personal reputation.

7. General. The parties hereto also acknowledges and agrees to the following obligations:

(A) This Agreement constitutes the entire agreement and understanding of the parties regarding its subject matter and supersedes all prior agreements, arrangements, and understandings with EMPLOYEE with respect to the subject matter hereof, except any Non-Disclosure and Non-Competition Agreement signed by EMPLOYEE, which remains in full force and effect. This Agreement may be amended or modified only by a writing signed by the parties.

(B) No waiver with respect to any provision of this Agreement will be effective unless in writing. The waiver by either party of a breach of any provision of this Agreement by the other will not operate or be construed as a waiver of any other or subsequent breach.

(C) If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.

Confidential and Proprietary

(D) The section headings contained in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

(E) This Agreement will be binding upon and inure to the benefit of CONVERGYS, its subsidiaries, affiliates, successors and assigns, and EMPLOYEE, EMPLOYEE’s heirs and personal representatives.

(F) EMPLOYEE agrees to keep confidential, and will not disclose or reveal, the existence or the terms and conditions of this Agreement, except to EMPLOYEE’s spouse, counsel, or tax consultant, on whose behalf EMPLOYEE also promises confidentiality.

(G) EMPLOYEE acknowledges that:

(i)	EMPLOYEE was given 21 days to consider this Agreement, that EMPLOYEE may revoke this Agreement within seven (7) days after signing it by providing CONVERGYS with notice of revocation, c/o Judi Summerlin, 201 East Fourth Street, Cincinnati, OH 45202, 513-784-5490 (facsimile), and that, in the event of such revocation, CONVERGYS will have no obligations under Section 1 of this Agreement;

(ii)	EMPLOYEE has not been pressured, coerced, or otherwise forced to execute this Agreement and EMPLOYEE is entering into this Agreement voluntarily;

(iii)	EMPLOYEE has not relied upon any statement or promise made by or on behalf of CONVERGYS that is not contained in this Agreement;

(iv)	EMPLOYEE understands this Agreement;

(v)	EMPLOYEE understands and intends that this Agreement fully and completely releases CONVERGYS from any claims EMPLOYEE may have, other than those not released under the terms hereof;

(vi)	the consideration EMPLOYEE is to receive from CONVERGYS constitutes consideration to which EMPLOYEE is not entitled without execution of this Agreement, and;

(vii)	EMPLOYEE understands EMPLOYEE’s right, and has been advised, to discuss this Agreement with EMPLOYEE’s private attorney.

(H) The laws of Ohio will govern this Agreement without giving effect to conflicts of law provisions.

Confidential and Proprietary

IN WITNESS WHEREOF, each of the parties has executed this Agreement to be effective as of the date set forth in the first paragraph of this Agreement.

Convergys Corporation		Employee

By:	/s/ T. Jason Murphy	By:	/s/ Christine Timmins Barry
Christine Timmins Barry

Title:	Vice President-Legal

Witness:	/s/ Barbara R. Szycsik

Confidential and Proprietary